Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Brightcove Inc. 2012 RSU Inducement Plan of our report dated February 6, 2012, with respect to the consolidated financial statements of Brightcove Inc. for the years ended December 31, 2010 and 2011 included in its Registration Statement (Form S-1 No. 333-176444) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 13, 2012